Exhibit 4.1

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE (the “Supplemental Indenture”), dated as of March 26, 2025, between ALTAIR ENGINEERING INC., a Delaware corporation, as issuer (the “Company”), and U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, a national banking association, as trustee (the “Trustee”), to the Indenture, dated as of June 14, 2022 (as supplemented or otherwise modified prior to the date hereof, the “Indenture”), between the Company and the Trustee.

RECITALS OF THE COMPANY

WHEREAS, the Company has heretofore executed and delivered the Indenture, pursuant to which the Company issued its 1.750% Convertible Senior Notes due 2027 (the “Notes”);

WHEREAS, the Company is a party to that certain Agreement and Plan of Merger (“Merger Agreement”), dated as of October 30, 2024, among the Company, Siemens Industry Software Inc., a Delaware corporation (“Parent”), and Astra Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which, subject to the terms and conditions set forth in the Merger Agreement, at the effective time of the Merger (as defined below) (the “Effective Time”), each share of Class A Common Stock of the Company, par value $0.0001 per share, and each share of Class B Common Stock of the Company, par value $0.0001 per share, issued and outstanding immediately prior to the Effective Time (excluding (a) Common Stock held by the Company as treasury stock or owned by Parent, Merger Sub or any other subsidiary of Parent immediately prior to the Effective Time and (b) Common Stock with respect to which appraisal rights are validly and properly demanded and not withdrawn or lost under Section 262 of the Delaware General Corporation Law), will automatically be converted into the right to receive $113.00 in cash, without interest (the “Merger Consideration”);

WHEREAS, the merger of Merger Sub with and into the Company, with the Company as the surviving entity and a wholly owned subsidiary of Parent (the “Merger”), has been consummated on the date hereof in accordance with the Merger Agreement, substantially concurrently with the execution and delivery of this Supplemental Indenture;

WHEREAS, as of the time immediately prior to the consummation of the Merger, there had been no adjustments to the Conversion Rate set forth in Section 14.01(a) of the Indenture;

WHEREAS, pursuant to Section 14.07(a) of the Indenture, the Merger constitutes a Share Exchange Event with respect to the Notes, and the Indenture provides that the Company shall execute with the Trustee a supplemental indenture providing that, at and after the effective time of such Share Exchange Event, the right to convert each $1,000 principal amount of Notes into shares of Common Stock shall be changed into a right to convert such principal amount of Notes into the kind and amount of Reference Property that a holder of a number of shares of Common Stock equal to the Conversion Rate immediately prior to such Share Exchange Event would have owned or been entitled to receive upon such Share Exchange Event;

WHEREAS, the Merger constitutes a Fundamental Change and a Make-Whole Fundamental Change with respect to the Notes under the Indenture;

WHEREAS, pursuant to the terms of the Merger Agreement and Section 14.07(a) of the Indenture, each unit of Reference Property consists of $113.00 in cash;

WHEREAS, pursuant to Section 14.03(b) of the Indenture, since the consideration paid to holders of the Common Stock in the Merger is composed entirely of cash, for any conversion of Notes following the effective time of such Make-Whole Fundamental Change, the payment and delivery obligations upon the conversion of a Note are to be calculated based solely on the Stock Price for such Make-Whole Fundamental Change and for each $1,000 principal amount of Notes converted, are to be deemed to be an amount of cash equal to the product of (i) the Conversion Rate in effect on the applicable Conversion Date (as increased by any number of Additional Shares required by Section 14.03 of the Indenture) multiplied by (ii) such Stock Price;

WHEREAS, pursuant to Section 14.07(a) of the Indenture, if the holders of Common Stock receive only cash in any Share Exchange Event, then for all conversions that occur after the effective time of such Share Exchange Event, the consideration due upon conversion of each $1,000 principal amount of Notes shall be solely cash in an amount equal to the Conversion Rate in effect on the relevant Conversion Date (as increased by any number of Additional Shares required by Section 14.03 of the Indenture), multiplied by the price paid per share of Common Stock in such Share Exchange Event;

WHEREAS, pursuant to Section 10.01(k) of the Indenture, the Company and the Trustee may from time to time and at any time enter into a supplemental indenture without the consent of the Holders in connection with any Share Exchange Event, to provide that the Notes are convertible into Reference Property, subject to the provisions of Section 14.02 of the Indenture, and make certain related changes to the terms of the Notes to the extent expressly required by the Indenture;

WHEREAS, the Board of Directors has duly adopted resolutions authorizing the Company to execute and deliver this Supplemental Indenture;

WHEREAS, the Company has requested that the Trustee execute and deliver this Supplemental Indenture and has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel; and

WHEREAS, all conditions precedent provided for in the Indenture relating to the execution of this Supplemental Indenture have been complied with.

NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE WITNESSETH, for and in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto mutually covenant and agree for the equal and proportionate benefit of the Holders as follows:

ARTICLE I

TERMS

Section 1.01 Definitions. Capitalized terms used but not defined herein have the meanings ascribed to such terms in the Indenture or as provided below:

“Reference Property” means cash in the lawful currency of the United States of America.

ARTICLE II

AMENDMENTS

Section 2.01 Conversion Right. Pursuant to Section 14.07(a) of the Indenture, from and after the Effective Time, the right to convert each $1,000 principal amount of Notes into shares of Common Stock at the then applicable Conversion Rate shall be changed into a right to convert such principal amount of Notes solely into an aggregate amount equal to the Conversion Rate immediately prior to the Effective Time (as may be increased by any Additional Shares), multiplied by $113.00, being the price paid per share of Common Stock in the Merger, which (i) in the case of a conversion from and after the Effective Time that is effected “in connection with” the Make-Whole Fundamental Change occurring as a result of the Merger (as determined in accordance with Section 14.03(a) of the Indenture), will be, for each $1,000 principal amount of Notes, cash in an amount equal to $113.00 multiplied by the sum of (a) 13.9505 plus (b) the number of Additional Shares determined in accordance with Section 14.03(e) of the Indenture, which is .3751 and (ii) in the case of a conversion from and after the Effective Time that is not effected in connection with such Make-Whole Fundamental Change (as determined in accordance with Section 14.03(a) of the Indenture), will be, for each $1,000 principal amount of Notes, cash in an amount equal to $113.00 multiplied by 13.9505. Accordingly, any reference in respect of the Holders’ conversion rights to a single share of Common Stock in the Indenture, (I) to the extent that it refers to a conversion from and after the Effective Time that is effected in connection with such Make-Whole Fundamental Change (as determined in accordance with Section 14.03(a) of the Indenture), shall be deemed a reference to a right to receive an amount in cash per $1,000 principal amount of Notes equal to $1,618.7928 per $1,000 principal amount of Notes, and (II) to the extent that it refers to a conversion from and after the Effective Time that is not effected in connection with such Make-Whole Fundamental Change (as determined in accordance with Section 14.03(a) of the Indenture), shall be deemed a reference to a right to receive an amount in cash equal to $1,576.4065 per $1,000 principal amount of Notes, and in each such case the provisions of the Indenture, as modified herein, shall continue to apply, mutatis mutandis, to the Holders’ right to convert the Notes into the Reference Property.

Section 2.02 Daily VWAP and Last Reported Sale Price of the Common Stock. With respect to any date from and after the Effective Time, the Daily VWAP and Last Reported Sale Price shall be $113.00 on that date, notwithstanding anything to the contrary in the Indenture.

Section 2.03 Notes. Each Note, with effect on and from the Effective Date (as defined below), shall be deemed supplemented, modified and amended in such manner as necessary to make the terms of such Notes consistent with the terms of the Indenture, as amended by this Supplemental Indenture.

ARTICLE III

ACCEPTANCE OF SUPPLEMENTAL INDENTURE

Section 3.01 Trustee’s Acceptance. The Trustee hereby accepts this Supplemental Indenture and agrees to perform the same under the terms and conditions set forth in the Indenture.

ARTICLE IV

MISCELLANEOUS PROVISIONS

Section 4.01 Governing Law; Waiver of Jury Trial; Jurisdiction. THIS SUPPLEMENTAL INDENTURE AND EACH NOTE, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS SUPPLEMENTAL INDENTURE AND EACH NOTE, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE CONFLICTS OF LAWS PROVISIONS THEREOF). EACH OF THE COMPANY, THE TRUSTEE AND THE HOLDERS BY ACCEPTANCE OF THE NOTES HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

The Company irrevocably consents and agrees, for the benefit of the Holders from time to time of the Notes and the Trustee, that any legal action, suit or proceeding against it with respect to obligations, liabilities or any other matter arising out of or in connection with this Supplemental Indenture or the Notes may be brought in the courts of the State of New York or the courts of the United States located in the Borough of Manhattan, New York City, New York and, until amounts due and to become due in respect of the Notes have been paid, hereby irrevocably consents and submits to the non-exclusive jurisdiction of each such court in personam, generally and unconditionally with respect to any action, suit or proceeding for itself in respect of its properties, assets and revenues.

The Company irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions, suits or proceedings arising out of or in connection with this Supplemental Indenture brought in the courts of the State of New York or the courts of the United States located in the Borough of Manhattan, New York City, New York and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

Section 4.02 Benefits of Supplemental Indenture. Nothing in this Supplemental Indenture or in the Notes, expressed or implied, shall give to any Person, other than the Holders, the parties hereto, any Paying Agent, any Conversion Agent, any Authenticating Agent, any Bid Solicitation Agent, any Security Registrar, and their successors hereunder, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or under any covenant, condition or provision contained in this Supplemental Indenture; all such covenants, conditions and provisions being for the sole benefit of the parties hereto and the Holders of the Notes.

Section 4.03 Execution in Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF format shall be deemed to be their original signatures for all purposes. All notices, approvals, consents, requests and any communications hereunder must be in writing (provided that any such communication sent to the Trustee hereunder must be in the form of a document that is signed manually or by way of a digital signature provided by DocuSign or other electronic signature provider that the Company plans to use (or such other digital signature provider as specified in writing to the Trustee by the authorized representative), in English. The Company agrees to assume all risks arising out of the use of digital signatures and electronic methods to submit communications to the Trustee, including without limitation the risk of the Trustee’s acting on unauthorized instructions, and the risk of interception and misuse by third parties.

Section 4.04 Severability. In case any one or more provisions contained in this Supplemental Indenture or in the Notes shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of the Supplemental Indenture or the Notes, but this Supplemental Indenture and the Notes shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein.

Section 4.05 Ratification of Indenture. The Indenture, as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein provided.

Section 4.06 The Trustee. The Trustee makes no representation or warranty as to and shall not be responsible or liable in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture. The recitals in this Supplemental Indenture are made by the Company only and not by the Trustee, and all of the rights, privileges, protections, powers, immunities, indemnities, limitations of liability and benefits afforded to the Trustee (in each of its capacities) under the Indenture are deemed to be incorporated herein, and shall be enforceable by the Trustee hereunder, in each of its capacities hereunder as if set forth herein in full.

Section 4.07 Provisions Binding on Company’s Successors. All the covenants, stipulations, promises and agreements of the Company contained in this Supplemental Indenture made by or on behalf of the Company shall bind its successors and assigns whether so expressed or not.

Section 4.08 Headings, Etc. The titles and headings of the articles and sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

Section 4.09 Effectiveness. This Supplemental Indenture shall become effective upon, without further action by the parties hereto, the occurrence of the Effective Time under the Merger Agreement (the “Effective Date”).

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first written above.

ALTAIR ENGINEERING INC., as Issuer

By:	/s/ Matthew Brown
Name: Matthew Brown
Title: Chief Financial Officer

[Signature Page to First Supplemental Indenture]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first written above.

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Russel Otzenberger
Name: Russel T. Otzenberger
Title: Assistant Vice President

[Signature Page to First Supplemental Indenture]